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EXHIBIT 10.12

MATERIALS TRANSFER AGREEMENT

MAYNE PHARMA (USA) INC

Recipient’s Name:	CABG Medical, Inc.
Name of Recipient’s Investigator:	John L. Babitt, President
Recipient’s Address:	14505 21st Avenue North, Suite 212, Minneapolis, Minnesota 55447

Mayne Pharma (USA) Inc (“Mayne”) agrees to transfer the materials to CABG Medical, Inc. (“Recipient”) and Recipient agrees to use the Materials to carry out the Research Plan described below on terms and conditions agreed to between the Parties (Mayne and Recipient) and hereinafter appearing:

•	The Recipient will coat pharmaceutical grade Paclitaxel on a cardiac surgery device. Such device will serve as an artificial graft for coronary artery bypass surgery. The Recipient will only coat the device at the interface of such device and the target vessel. The Recipient will conduct the following experiments on the coated device: (i) preclinical evaluation of the Recipient’s Holly Graft™ System in a porcine model, and will provide the data and results of such experiments as they related to the utilized Paclitaxel (“Experimental Results”) to Mayne.

The materials and any accompanying know-how and data (hereinafter referred to as “Materials”) to be provided to Recipient are described below:

Two Grams of Pharmaceutical Grade Paclitaxel

In consideration of Mayne agreeing to supply the Materials to the Recipient, Mayne and the Recipient agree as follows:

1.	Mayne shall provide the Materials solely for research and experimental use only by Recipient’s Investigator, John L. Babitt, President, CABG Medical, Inc. in his laboratory under suitable containment conditions. The Materials will not be used for in vivo testing in human subjects. Recipient’s use will be limited exclusively to the Research Plan and the Materials will not be used for any other purpose. Use will be in compliance with all applicable federal, state and local laws and regulations, including, but not limited to, animal welfare laws and regulations.

2.	Recipient shall not transfer, sell or otherwise distribute or disclose the Materials to a third party for any purpose. This Agreement and the resulting transfer of Materials constitute a non-exclusive, non-transferable, limited licence to use the Materials, during the Term of this Agreement ( or until this Agreement is terminated), solely as described in the Research Plan for not-for-profit purposes. Recipient shall not use the Materials for any products or processes for profit-making or commercial purposes.

3.	The Materials and any intellectual property subsisting in or in relation to them are the property of Mayne. Ownership and licensing of Experimental Results and any inventions arising from Recipient’s use of the Materials will be negotiated in good faith by the parties hereto depending upon their relative contribution to the creation of the said Experimental Results and inventions and any applicable laws and regulations relating to inventorship. Recipient agrees to notify Mayne of any invention report, improvement, patent application, patent, trade secret or other intellectual property arising from the use of the Mayne Materials by Recipient. Recipient agrees to provide the Experimental Results, as they relate to the Materials, to Mayne at the earlier of the conclusion of the Research Plan or one (1) year. Unless otherwise noted, Mayne agrees to treat in confidence any of the results of the Research Plan except for information that was previously known to Mayne or that is or becomes publicly available through no fault of Mayne,.

4.	The Materials are supplied to Recipient WITHOUT WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESSS

FOR A PARTICULAR PURPOSE. Recipient uses the Materials entirely at Recipient’s own risk. Mayne makes no representations that the use of the Materials will not infringe any patent or proprietary rights of third parties. To the extent permitted by law, Mayne’s liability is limited to the supply of the Materials.

5.	Recipient will hold Mayne harmless and will indemnify and release and keep indemnified and released Mayne and its trustees, officers, staff, contractors, representatives and agents from and against any and all loss, liability, damage (whether to persons or property), costs and expenses (including without limitation legal expenses), claims, demands, suits or other actions resulting directly or indirectly from the use, possession and disposal of the Materials by Recipient. Recipient will notify Mayne no later than 10 days after the Recipient becomes aware of any claim or action relating to or involving the Materials in any way.

6.	Recipient agrees to treat in confidence the Material and all information, written or oral, provided by Mayne about this Material except for information that was previously known to Recipient or that is or becomes publicly available through no fault of Recipient, or which is disclosed to Recipient without a confidentiality obligation.

7.	This Material represents a significant investment on the part of Mayne and is considered proprietary to Mayne. Recipient and Recipient’s Investigator therefore agree to retain control over this Material and further agree not to transfer the Material to anyone other than a person under Recipient’s Investigator’s direct supervision (“Recipient Employee”) without advance written approval of Mayne. Mayne reserves the right to distribute the Material to others and to use it for its own purposes. Recipient agrees to mark any Material forwarded to third parties for processing/manufacturing as “proprietary.”

8.	Recipient or Recipient’s Investigator may not, without the prior written consent of Mayne, use the Materials in any way not specified in the Research Plan, including but not limited to:

a. Remove the Materials from the U.S.A.;

b. Change the nomenclature of the Materials;

c. Make any commercial use of the Materials.

9.	In the event that Recipient desires to publish any information which contain any Experimental Results obtained from the use of the Materials, Recipient shall notify Mayne within 60 days prior to any disclosure to any third party and shall obtain Mayne’s written approval prior to any such disclosure or publication. However, reasonable approval will not be withheld.

10.	This agreement will terminate automatically when the Research Project is completed or three (3) years have elapsed, whichever occurs first (“Term”). Notwithstanding the previous sentence, Mayne may terminate this Agreement at any time or pursue any other remedy legally available to Mayne for any activity which Mayne, in its sole discretion, deems to be a misuse of the Materials or any breach of any provision of this Agreement. Mayne may also terminate this Agreement without cause upon five (5) days written notice to Recipient. Upon termination, the Material will be returned to Mayne at Recipient’s cost or disposed of as directed by Mayne.

11.	This Agreement is governed by the laws of Minnesota.

12.	The undersigned representative of the Recipient certifies and affirms that he/she is authorized to enter into this Agreement.

13.	This Agreement represents the entire understanding between the Parties, and supersedes all other agreements, express or implied, between the Parties concerning the Research Plan and/or Materials. This Agreement may only be amended in a writing signed by the Parties.

14.	The waiver of a breach hereunder my be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

ACCEPTED BY:

Signed by CABG Medical Inc
(by its authorised officer):

Title:	President	Witness Signature: Bonnie L. Hutterer

[TITLE]

Signature:	/s/ John L. Babitt
[NAME]

Date:	3/16/04

Signed by Mayne Pharma (USA) Inc
(by its authorised officer):

Title:	Vice President, Operations	Witness Signature:

[TITLE]

Signature:	/s/ Brian McCudden
[NAME]

Date:	3/22/04